                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K
             [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:  June 30, 2000
                 ________________________                  +------------------+
                                                           | SEC FILE NUMBER  |
                [ ] Transition Report on Form 10-K         |                  |
                [ ] Transition Report on Form 20-F         |    000-25799     |
                [ ] Transition Report on Form 11-K         +------------------+
                [ ] Transition Report on Form 10-Q         +------------------+
                [ ] Transition Report on Form N-SAR        |   CUSIP NUMBER   |
                                                           |                  |
For the Transition Period Ended: ________________________  +------------------+


________________________________________________________________________________
        Read attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________
        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________________________________________________
________________________________________________________________________________
Part I - Registrant Information

Full Name of Registrant:        FinancialWeb.com, Inc.
Former Name if Applicable:      _______________________________________
Address of Principal Executive Office (Street and Number):
                                201 Park Place, Suite 321
                                        (Street and Number)
                                Altamonte Springs, Florida 32701
                                        (City and Zip Code)
________________________________________________________________________________
Part II - Rules 12b-25(b) and (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.) [ X ]

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report of Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c)     The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.
________________________________________________________________________________

Part III - Narrative

        State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period (attach extra sheets if needed).

        The Registrant has encountered unforeseeable delays in receiving outside auditor review of its Quarterly Report on Form 10-QSB because its previous auditor's resigned unexpectedly. The Registrant appointed its new auditor's on August 1, 2000 and the filing could not be made timely without extraordinary effort and expense.

________________________________________________________________________________
Part IV - Other Information

        (1) Name and telephone number of person to contact in regard to this notification:

Kevin Leininger, Chief Executive Officer                         (781) 453-9650
                (Name)                                  (Area Code) (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [ X ] Yes [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? [ ] Yes [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            FinancialWeb.com, Inc.
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 2000           By: /s/  Kevin Leininger
                                   --------------------------------------------
                                    Kevin Leininger, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

________________________________________________________________________________
                                   ATTENTION
Intentional misstatements or representations of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
________________________________________________________________________________



Exhibit                 Description
-------                 -----------
99.1                    Letter from Goldstein Golub Kessler LLP